SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION

                      FILED PURSUANT TO SECTION 8(a) OF THE

                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             AMERICAN FIDELITY SEPARATE ACCOUNT C

Address of Principal Business Office:

                  2000 Classen Boulevard
                  P.O. Box 25523
                  Oklahoma City, Oklahoma  73125-0523

Telephone Number: (405) 523-2000

Name and Address of Agent for Service of Process:

                  Stephen P. Garrett
                  Senior Vice President
                  American Fidelity Assurance Company
                  2000 Classen Boulevard
                  P.O. Box 25523
                  Oklahoma City, Oklahoma  73125-0523

Check Appropriate Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
Form N-8A:  [ X ]  Yes    [   ]  No

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Oklahoma City and State of Oklahoma on February 27, 2003.

               SIGNATURE:            AMERICAN FIDELITY SEPARATE ACCOUNT C
                                                  (Registrant)

                                     By: American Fidelity Assurance Company
                                                  (Depositor)

                                         By:  JOHN W. REX
                                              John W. Rex, President

ATTEST:  STEPHEN P. GARRETT
         Stephen P. Garrett, Secretary